Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105450, 333-84646 and 333-115402 on Form S-8 and Registration Statement No. 333-123505 on Form S-3 of our report dated March 16, 2009, relating to the consolidated financial statements of Asbury Automotive Group, Inc., and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the existence of substantial doubt about the Company’s ability to continue as a going concern, and (2) the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, on January 1, 2007”), and on the effectiveness of Asbury Automotive Group, Inc. and subsidiaries’ internal control over financial reporting, and appearing in this Annual Report on Form 10-K of Asbury Automotive Group, Inc. and subsidiaries for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 16, 2009